Exhibit 99.1

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OptimizeRx Corporation

Fourth Quarter and Full Year 2017 Conference Call

February 27, 2018

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Eric Martinuzzi, Lake Street Capital Markets

Jamie Deyoung, Goudy Park

Ron Chez, Private Investor

Harvey Poppel, Poptech LP

David Harrell, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx's Fourth Quarter ended December 31, 2017. With us are the Company's Chief Executive Officer, Will Febbo, and its Chief Financial Officer, Doug Baker.

Following their remarks, we will open the call to your questions. Then before we conclude today's call, I'll provide some important cautions regarding the forward-looking statements made by Management during the call.

I'd also like to remind everyone that today's call will be recorded and will be made available for telephone replay via instructions in today's press release in the Investors section of the Company's website.

Now, I'd like to turn the call over to OptimizeRx CEO, Will Febbo. Please go ahead, sir.

William Febbo:

Thank you very much, Vicky, and good afternoon, everyone, and thanks for joining us on the call today. Well, as you've seen from the press release, during the fourth quarter we made a lot of progress, both financially and operationally, as we continue to build upon our foundation we've been talking about for the last few quarters. I'm happy to report and I'm very happy to report, net revenue was up 75% to a record $4 million in Q4 and we maintained a healthy balance sheet with a slight increase in cash from operations.

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This record performance is driven across-the-board, from our core solutions of financial messaging to our new brand messaging product that we launched in the first quarter of 2017. We also added channel partners and continued to invest in our team to scale our business and expand our digital health platform. We're also developing some exciting new solutions for our clients, which will roll out over the next six to 12 months with revenue attached to them. In short, our platform is becoming a very powerful resource for our clients at the point of care when physicians are physically with their patients.

I wanted to give you some additional perspective before we get into the numbers with Doug. I'd like to talk a little bit about why our platform, digital health solutions, have become valuable to pharma manufacturers, doctors and patients and why our opportunity, in particular, in this space is so large and growing.

Let me just pose the question: can you imagine spending billions of dollars on developing drug and then not being able to communicate or educate your client on its clinical benefits and their patients on various adherence methods? This is the predicament in which many pharma companies find themselves today. As we all know, the healthcare market has been undergoing many changes. What most people don't know, however, is it's becoming increasingly difficult for pharmaceutical companies, acting through their sales reps in the field, to get in front of physicians they want to reach. In fact, because of the Sunshine Act and similar reporting requirements, more than half the hospitals these days don't let them in the door.

Further, nearly 60% of the doctor offices now limit or even ban pharma sales reps or samples they offer. While samples are still important, OptimizeRx solutions addresses the fact that many healthcare systems and doctors are looking for easier, more effective ways to provide affordable access to medications and improved patient adherence to prescribed medication.

This is a huge problem in this space and our platform squarely addresses it. Physicians are also spending more than five hours a day interacting with the electronic health record, EHR, viewing test results, logging notes, issuing e-prescriptions. In 2017 alone, more than $2 billion e-Prescriptions were transmitted from doctor to pharmacy. This amazingly high number reflects how, now, about 85% of physicians are using e-Prescription as their preferred way to prescribe. In fact, most hospital systems are requiring healthcare providers to use it.

The number also reveals how the adoption of e-prescription has accelerated over the last few years and why it’s important to recognize that our digital health technology now reaches a very large segment of this market. Of the 2 billion e-Prescriptions transmitted annually, 10% of these transactions involve brands with a co-pay savings program.

This means we have the potential to deliver 200 million transactions annually. With the escalating cost of healthcare and the prescriptions, specifically, being shifted increasingly to patients, co-pay saving programs will be increasingly in demand.

Based on these factors and indicators from our clients, agencies and partners, we estimate the total available market is worth well north of $1 billion. We also believe that our space, point of care, where the patient and doctor are engaged, either directly or in the waiting room, is becoming the most effective way to communicate. As personalized medicine grows in popularity and specialty treatments are more commonly prescribed, digital health platforms like ours will be the greatest enablers for communications between the pharma industry and healthcare professionals.

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Furthermore, our platform will be viewed as a critical component for improving outcomes and reducing costs throughout the healthcare system. Especially, when it's estimated that prescription noncompliance cost the U.S. healthcare system more than $100 billion annually.

Any way you look at it, our current and in-development solutions are tremendous market potential. This is being realized more and more every day as we expand our client base and channel reach, and we integrate further within e-Prescription workflow and point of care.

Now, before we dive into the operational details of fourth quarter and outlook for the year ahead, I'll turn the call over to our CFO, Doug Baker, who will walk you through the financial details for Q4. Doug?

Douglas Baker:

Thanks, Will, and good afternoon, everyone. Prior to this call, we issued a press release with the results of our fourth quarter ended December 31, 2017. A copy of that release is available in the Investor Relations section of our website.

Now, turning to our financial results for the fourth quarter, net revenue increased 75% to a record $4 million from $2.3 million in the same year ago quarter. The increase is primary due to revenue from our two core products of financial and brand messaging, coupled with broader distribution with our new channel partners. The launch of new pharmaceutical brands also contributed to the increase.

For the full year, net revenue in 2017 increased 56% to a record $12.1 million as compared to $7.8 million in 2016. In the fourth quarter of 2017, operating expenses totaled $2.8 million, which was up from $1.8 million in the same year ago quarter. The increase was primarily due to the additional expenses related to our growth initiatives, including investments in people and related marketing and travel.

However, operating expense as a percentage of revenue decreased to 69% as compared to 78% in the same year-ago quarter. For the full year of 2017, operating expenses increased to $8.1 million as compared to $5.9 million in 2016. The increase was primarily due to the aforementioned growth initiatives, which we believe is necessary to continue to scale the business. However, operating expenses as a percentage of revenue also decreased for the year, down to 67% as compared to 76% in 2016.

Our net loss for the fourth quarter of 2017, was $200,000 or $(0.01) per share as compared to a net loss of $400,000 or $(0.01) per share in the same year-ago quarter. The improvement net loss was primarily due to the increase in revenue and relative decrease in operating expense during the quarter. For the full year, our net loss totaled $2.1 million or $(0.07) per share. This compares to a loss of $1.5 million or $(0.05) per share in 2016.

I wanted to point out one thing that highlights our operating leverage. We generated positive cash flow from operations in the fourth quarter. This is a result of noncash items included in our net loss that swing it to positive cash flow from operations. While the fourth quarter is usually our strongest cash flow quarter and we are not yet at a point where this will occur every quarter, it demonstrates we're not burning significant amounts of cash. Given the level of investment we have made, we are very proud of this milestone.

Turning to our balance sheet, cash and cash equivalents totaled $5.1 million at December 31, 2017, up from $5.0 million at September 30, 2017. As mentioned, this increase in cash was primarily due to positive cash flow from operations and we continue to operate debt-free.

That wraps up our financial results. With that, I'll turn it back over to Will.

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William Febbo:

Thanks, Doug. While our record top line for the quarter and year was driven by strong growth in our financial and brand messaging products, the expansion into our EHR network also played a major part in generating these results and remains the largest of its kind, encompassing now more than 50% of the ambulatory market for those practices not yet affiliated with the larger hospital system.

While the growth in revenue and gross margin was offset by stepped-up investment in our business strategy, it's important to note that our operating expenses as a percentage of revenue decreased markedly in the fourth quarter, and for the full year.

I'm very proud of these results and I think they demonstrate the substantial leverage in our operating model that we’ve spoken to, and how it supports greater market reach and revenue growth without lockstep increase in operating cost. As we grow, we expect our operating expense as a percentage of revenue to continue to decrease as cash flow from operations strengthens on an annual basis.

In all, we believe it creates for OptimizeRx a clear, dominant position in the emerging digital health messaging marketplace. In terms of dominant position, we now work with all the top 20 manufacturers, all the leading agencies that advise them on spend, and more than—and several more in the top 50 manufacturers.

Historically, we've talked about growth in the number of brands we represent. But we're moving away from this metric because it doesn't necessarily correlate to revenue. For example, one brand may be worth $2 million in revenue and another $100,000. But to be sure, so the investors are sure, we are very focused on those brands which have the longest remaining patent protection, volume and need for additional market reach.

We recorded additional compelling return on investment data for our clients on current brands. We are seeing an average return on investment of 5:1. This strong ROI data helps encourage the adoption of our cloud-based EHR channels by potential clients. Also supporting our growth is the fact that our platform solves major pain points for the healthcare providers by eliminating the need to manage and store physical drug samples, as well as spending time they don't have with pharma sales reps. As I mentioned earlier, these challenges have led now to nearly 60% of doctors’ offices banning or severely limiting access by pharma reps and the samples they offer.

OptimizeRx eliminates these problems with a far more convenient and efficient way to allocate, administer and track co-pay savings for patients, as well as to gain access to important clinical information. Through the EHR, the doctors now use constantly in their workflow, we're effectively reopening critical communications between the doctor and the pharmaceutical companies.

Through this new digital portal, pharma companies can regain critical access to doctors and their patients, and provide the information and savings they need, and precisely when they need it, in and at the point of care, and create better healthcare outcomes.

During 2017, we continued to build upon this successful approach by introducing our proprietary brand messaging system, which we’ve spoken about. The system is designed to expand our ability to deliver key clinical messages in addition to financial support. It also allows us to capture additional budget per brand, per client. We officially launched this system with an EHR channel partner in early 2017 and we plan to roll it out with additional EHRs this year. We expect continued growth in this area and have already recouped our investment from last year.

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This effort will be supported by strength and ability to acquire, integrate and expand into new promotional EHR platforms. In fact, we launched with five new EHRs in 2017, which expanded our reach to HCPs by 20%. Further, in just the current quarter alone, Q1 of 2018, we have three more EHRs launching. As a result, we have more master service agreements now than ever and we naturally anticipate revenue from these channels to accelerate in 2018 and beyond.

In 2018, we expect a 20% to 30% growth in terms of our reach to HCPs, which are healthcare professionals or doctors, with the additional new EHR partners. This progress and outlook for growth is largely due to the investments we've made in new people and products.

This includes our immensely capable new President, Miriam Paramore, who joined us mid-last year and who has been focused on expanding our EHR network, adding new solutions, driving scale in our business both technologically and operationally. She couldn't join us on the call today because she's on the road working. However, I can say she's been very—she's been executing on all fronts and she is wonderful to work with.

I just reviewed our upcoming HIMSS conference meeting schedule and HIMSS is where all the EHRs go to gather. We're meeting with the top people of our industry across the board. This is a strong indicator of our elevated profile we have in the marketplace and that our culture of collaboration and transparency are being well received.

Also strengthening our positive outlook is our recently expanded exclusive partnership Allscripts Healthcare, which now includes a variety of other real-time messaging services on Allscripts' ambulatory platforms. At the end of the year, we purchased all of Allscripts available inventory for its LogRx brand messaging product, as well as its InfoScript messaging service, another form of clinical messaging. We are proud to be connected to Allscripts as they're great people and leaders in this space with recent M&A activity.

Brand messaging clearly represents the significant opportunity for us so we see this activity ramping up more quickly in 2018 with significant revenue generated by this channel. We are also actively engaged in discussions with several other EHRs to integrate our technology into their platforms. In addition, we're working extensively with our existing platforms to improve and expand their own reach and get to better utilization rates.

Driven by the launch of additional channels, brands and products as we continue growth in our nationwide EHR network, we expect to see continued growth in 2018. Always wanting to under promise and over deliver, as I've been advised by several smart people, I would be disappointed with only 30% growth in 2018. I see much more room for growth. I want to end there so we can get right to questions.

Operator?

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on our telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for question.

We'll go first to Eric Martinuzzi with Lake Street.

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Eric Martinuzzi:

Thanks. Congratulations on Q4 and a successful 2017. I want to start with your investment in 2018. You talked about you stepped up investment in growth. Could you take us a layer deeper there? What exactly did that stepped up investment focus on?

William Febbo:

Hey, Eric, thanks. Good to hear your voice. Mainly, it’s focused on—well, if we back up a little bit, in '17, our investment was introducing brand messaging. Pretty significant investment, which, we had a terrific ROI within the year. That has opened up a lot of doors for us into the pharmaceutical companies, and, given our expanded reach, we looked at other ways we could find budget, and one of which is focused on clinical content. We've been working pretty hard on investing in the technology, which allows for delivery of clinical information in just a more sophisticated way. I don't want to get into it too much because all my competition listens to this. But we will talk to the market more as it comes out and I'm pretty encouraged by it.

We also are investing in data analytics behind our reporting around the activity of our brands in the EHR market. I think those two are the biggest investments we're making and then some operational issues are switching to a cloud-based system off of a server system and then other sort of operational issues, but those are the top three.

Eric Martinuzzi:

What about the sales teams? If I were to look at the sales headcount now versus a year ago—I'm sorry, sales count now versus where you expect it to be in a year?

William Febbo:

We have a really solid team. I would say we'll add a few more people through the year. There's a lot of opportunity in the market right now. We don't have someone on the West Coast. We haven't even touched anyone under the top 50 pharmaceutical companies. There's opportunity. I would say there's two more people this time next year.

Eric Martinuzzi:

Okay. Then, just as I look at the revenue mix—you did just launch the branded offering here in 2017. Where did we finish 2017, as far as financial versus branded? Where do you expect that to go over the course of 2018?

William Febbo:

Yes, so we're not breaking out those revenue lines because they're—what we're really moving towards is a broader messaging platform. We try to keep that—partners don't really want it out there and we're predominantly with one partner, with the brand messaging. But suffice it to say, we saw greater than 3x increase of—from '17—from '16 to '17 in brand messaging and we expect that to continue. Financial messaging also returned to positive growth as it had stagnated for '15 and '16. I think that ROI data really helped, late '16, to drive '17, and the sales team has been doing a spectacular job getting the word out. Not really going into detail of the break out, suffice it to say, we're—I think we're still very early and there's a lot of budget to get.

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Eric Martinuzzi:

Okay, last question for me. You did talk about greater than 30% growth in 2018. Historically, Q1 is a seasonal step down on the top line for you. Last year, you stepped down about 6%, the year before you were down about 13%. Any kind of expectations heading into 2018? You have ramped up a whole bunch of new EHR partners in '17. But, are we looking at kind of 5% to 10% potential downtick in revenue here for Q1?

William Febbo:

I'm feeling pretty confident about Q1. One of the things that the team has done, with Miriam in charge and a few changes, is they really did a tremendous stop job in transitioning from end of year to 1st of January, in terms of programs being turned on. It's really a new year for pharma, right. I think we're going to see less of a dip than we see traditionally. While people were coming back to work, we were rolling. I think most of the new adds will really kick in Q2, but I don't anticipate any larger of a dip but there is some seasonality, you're right.

Eric Martinuzzi:

Okay. Great. Thanks for answering my questions and good luck.

William Febbo:

Thanks, Eric.

Operator:

Again, press star, one to ask a question.

We'll go next to Jamie Deyoung with Goudy Park.

Jamie Deyoung:

Good afternoon, Will.

William Febbo:

Hey, Jamie.

Jamie Deyoung:

I just had a question for you with respect to Allscripts and Touchworks. When do you anticipate that you'll be fully rolled out with Allscripts?

William Febbo:

There's several platforms within Allscripts, Touchworks is the most recent one that really started last year and it's the area where we have some exclusivity. They've been—Allscripts is doing a great job as a company and as a partner and they've gotten very efficient at the adoption with the specialized team focused on that. That is happening faster than I thought. But I think these things do take time, the physicians are busy taking care of patients and this is a technology upgrade. But I would say by Q3, we're going to be fully functional on Touchworks.

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Jamie Deyoung:

Is it fair to say that the market opportunity for Optimize, just with Allscripts alone, is north of $20 million over time?

William Febbo:

Yes, we've shared aspirational numbers. But absolutely, they're now one of the top three EHRs in the country. We've got a multiyear agreement with them. Certainly, their recent acquisition of Practice Fusion will help that. We've worked with both and know the Management well. The leverage we didn't have two years ago, I feel like we do now. What I mean there is we can go to other EHRs, like you've seen with Modernizing Medicine and NextGen, and bring a better value proposition to them, just more heft and more revenue potential. I do see it as well north of that as an opportunity with the top three partners we have. Yes.

Jamie Deyoung:

Then, suffice to say—I mean, I'm having a little bit of difficult time doing my model build up to the guidance. I'm assuming that's conservative with respect to the numbers that you provided?

William Febbo:

Yes, so the wisdom, I think Warren Buffet even said it, under promise, over deliver. I think it's better to be conservative, though. There are risk factors to this business. Pharma brands can change. We can have FDA issues. You never want to get too far ahead. But I think if you're building a model, you could be more aggressive. Yes.

Jamie Deyoung:

Okay, so that's just from your installed base, you've got visibility, you don't have to add another EHR to hit those numbers then, if I'm correct? But you plan to add a couple of more in the first quarter?

William Febbo:

Correct. That's a good assumption.

Jamie Deyoung:

Okay, and then just with respect to the brands, how many brands did you close the quarter with?

William Febbo:

We're over 100, we're just not going to speak to specific numbers anymore because it doesn't tell you anything. We could have added one and it was several million in business or 30—$100,000. We are over 100 and we'll maintain that, and we're really looking to expand within the customer base and then go down into the—below the top 20.

Jamie Deyoung:

Okay, and then just lastly for me on the capital structure. Given you're cash flow positive in the quarter, it doesn't appear that you're going to need to do any financing with respect to the Company, and is it fair to say, even at a higher growth rate, you expect to be a cash flow positive for 2018?

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William Febbo:

Not really—this is a still an investment year with building out the team and such so it's very possible but it's hard to predict at this year, just because there's all sorts of opportunity in the market. I think, as I said in the past, the only reasons why we raise capital is if we saw an opportunity to get more channel in an expedited way because we know we get return on that pretty quickly, and/or there is an additional solution or technology which would help us sort of cement our point of care position, but I anticipate our cash can support my current plan for '18.

Jamie Deyoung:

Great. Thank you.

William Febbo:

Thanks, Jamie.

Operator:

Again, press star, one to ask a question.

We'll go next to Ron Chez, a Private Investor.

Ron Chez:

Good afternoon

William Febbo:

Hey, Ron. How are you?

Ron Chez:

Okay. How are you today?

William Febbo:

I'm good. This is a good day.

Ron Chez:

You ought to be reasonably good for the moment, okay?

William Febbo:

I won't get too comfortable.

Ron Chez:

That's very important, as you know, and you mentioned in here something about hospital systems that are not locked in with the EHRs. Are you making any effort—do you have any plans to go to the hospital—some of the hospital systems?

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William Febbo:

Yes, we do. There are certain hospital systems that are very relevant to our clients. We know which ones those are. The difference here is we don't go to EPIC or Cerner, we actually go to the hospital system. I didn't want to spend a lot of time on that last year or '16 because it's a long sales cycle, very difficult. But as we're getting more scale and a better team, I think we'll have opportunities to chip away at that. It's probably more of a '19 growth effort but you need to start—we already have started this year.

Ron Chez:

Those would be significant—penetration there would be significant incremental revenue.

William Febbo:

They would and they're real valuable to our clients because they just can't get representatives in those—they're really excluded to a high degree. Yes, incremental revenue relevant to our clients and helps doctors and patients so really fits what we're trying to do.

Ron Chez:

If you got one—let's say you got Northwestern for example, and you were actively engaged with them. How many—do you have any idea how many millions of dollars that would represent?

William Febbo:

No, I couldn't go to that specificity at this point. We just know it's a pain point and that our clients—who are willing to allocate money to it with our core solutions of financial and brand messaging.

Ron Chez:

With regard to brand messaging, are you seeing increases? You said you'll stay away from so many pharma clients you have. Are you seeing increases in budgets from pharma, from the larger pharma customers?

William Febbo:

Absolutely, I can share that last year we had two over-$1 million clients and this year we'll have six. I think that's a good indication of more budget per brand, more brands per manufacturer. It rolls up nicely.

Ron Chez:

That, too, is happening more brands per manufacturer?

William Febbo:

In some cases. In some areas, we're very specific to therapeutic areas, so it doesn't just automatically scale. But with our top, top clients yes.

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Ron Chez:

One more question for you. You talked about the proprietary brand messaging. What is proprietary about your capability?

William Febbo:

Well, we built it ourselves. It has a shared data and technology stack with our financial messaging. It just gives us the ability to control what happens, when, and report back to clients in an efficient way. We didn't—we're not using someone else's platform. We actually built it ourselves last year, launched it and are using it.

Ron Chez:

Okay, one more question, please. How much of an—how much of your effort there is for complementary product capabilities to expand revenue? Additional sort of products.

William Febbo:

Yes, no, it's a big piece because I can really see we have some real estate that's very valuable, this point of care space. Our clients have a lot of pain on communicating there. We are actively working on a product which would enable clinical and medical information at point of care and we're going to be doing a lot of that this year. That's our biggest effort, and then as I mentioned in the call, we're also enhancing reporting and analytics, so that our clients can better understand the impact of the dollars they're spending with a lot of transparency.

Ron Chez:

Good job. Continue to stay very uncomfortable. Okay?

William Febbo:

Thanks, Ron.

Operator:

Again, press star, one to ask your question.

We'll go next to Harvey Poppel with Poptech LP.

Harvey Poppel:

Congratulations, Will, it's really gratifying to see not only rapid growth rates but accelerating the rapid growth rate. Don't see that very often. Just a few questions because a lot of them already been answered. You did announce an initiative to attack the generic drug market. I wondered how that's faring and whether you expect to see much of your growth coming from that.

William Febbo:

Thanks, Harvey. Good to hear your voice. Yes, we do have a partnership with a company called SingleCare, that does enable, with select partners, generic cash savings for the patients. We did generate revenue last year on that. It's one partnership I'm pretty proud of. I think it's a—it's a great company, for one, run by a great person and a great team. But also, it's just an unmet need, and it fits into our value proposition. I anticipate more revenue from that this year. We don't break that out but it was—it was from zero to significant number in '17.

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Harvey Poppel:

That's great. Just further the questions about cash flow and so forth. I respect the fact that you've been making investments in the business, they've obviously been paying off with this accelerating growth and I assume that we're going to continue to see that in '18, but there must be some light at the end of the tunnel at which you can see the Company becoming profitable, either on a GAAP basis or at least cash flow positive. How far out do we have to wait until we see that?

William Febbo:

I think last year we talked to $13 million, $14 million sort of breakeven. Obviously, we increased our cost and probably closer to $16 million now. It's a good question, Harvey. You can see we're mindful of cost and we don't just do whatever with the money. But there are just so many opportunities to grow and so we are, with our current plan, I would expect we could get to cash flow breakeven by the end of the year on a steady basis. But again, if there is opportunities to go after—to get even more growth and more reach, I would argue it's well worth it. Sort of a two-sided answer but that's how I feel.

Harvey Poppel:

Okay. Final question, a subject I've asked about before. That is, one element that I think is disrupting to investors or potential investors—I mean, the strategic and the financial story is splendid. But the ability to trade stock and liquidity at the level at which the Company is traded right now, watching the price of the stock sometimes flipped $0.10 or $0.15 a day or 10% or 15% in a day, it's really off putting. Can you tell us about what the Company plans to do to improve the liquidity situation, improve the up-listing and so forth?

William Febbo:

Yes. No, it's a good question and you've been steady in asking it each year. One, just so everyone knows, we're completely focused on execution because everything else seems to come a little easier when you have that. That's priority one. Two, I've got a really great Board that is constantly looking at the strategic importance of those kind of things and I just feel like we are—a lot of momentum and it is the time to look at all options for the Company and so, pretty excited about the team, revenue. I do know that like you, people can still build a position on the OTC. But I agree with your critique that it—from a strategic level, from an M&A level, that makes it more difficult. We are looking at it, we're looking at everything and there is luxury—the strategy is the luxury of hitting your numbers, so we have that luxury right now.

Harvey Poppel:

Okay. Thanks a lot. Good luck.

William Febbo:

Thanks, Harvey. Appreciate the support.

Operator:

Again, press star, one to ask a question.

We'll go next to David Harrell, a Private Investor.

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David Harrell:

Hi, Will. Congrats on a great quarter.

William Febbo:

Hey, Dave.

David Harrell:

I found it was really interesting that Novartis spent almost $2 billion on acquiring flat iron which is an EHR, (inaudible) which is a fantastic space. But they quoted the fact that one of the things they found most valuable was it gave them an opportunity to reach their customers, and looking at OptimizeRx and our ability to do that not only in one EHR but across a 300-EHR platform, I would imagine that it's good to see that pharma's really recognizing that. Whether it’s pharma or a marketing communications company, I would imagine that as we continue to grow some eyeballs would be looking at us. Do you have any comments on that?

William Febbo:

Yes, Dave, it's interesting. This space is incredibly interesting right now. That was a pretty bold move. Clearly, they see the ability to use that platform to accelerate clinical trial recruitment and design and execution. I think others have invested in this space. You see people putting money into the EHR space like Warburg Pincus and Modernizing Medicine. You see Allscripts starting to acquire some other assets from McKesson and Practice Fusion. You've seen a lot of investment dollars at a strategic VC and startup level. What makes me feel good is we're a real business that's growing and we're right in the mix. I think, if I look back two years, I think we've made some nice progress in sort of getting the seat at the table. Yes, I was very excited about that.

Operator:

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Febbo. Sir, please proceed.

William Febbo:

Thanks, Vicki. Let me just wrap up with a couple of additional comments. Clearly, we're enjoying the huge opportunity in this emerging digital health messaging marketplace at point of care. By most measures, it's worth over a billion.

Our solutions are increasingly embedded into the workflow of physicians, along with transparency, compliance, accuracy and a strong customer return on investment, but the true beneficiaries being the thousands of patients who receive financial assistance. They gain better adherence and therefore, healthcare outcomes improve.

The breadth of products and brands we offer through our network, our extensive relationships with pharmaceutical companies, major EHRs and the vast reach of our network all work together really well to provide us a substantial competitive advantage and a dominant position. Moreover, we now have, I believe, the best team to build on this advantage. I can't say enough about our current team. I'm very thankful.

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With that, I look forward to talking you in the future and reporting on our progress. I'll see many of you out at Roth. Meanwhile, please always feel free to reach out to give me a call anytime.

Thanks, everyone. Bye-bye.

Operator:

Thank you. Now, before we conclude today's call, I would like to provide the Company's Safe Harbor statement that includes important cautions regarding forward-looking statements made during today's call.

Statements made by Management during today's call may contain forward-looking statements within the definition of section 27a in the Securities Act of 1933, as amended, and Section 21e of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements, and they speak only to-date the statement was made.

Examples of such forward-looking statements in this presentation include statements regarding the Company's expectations that its distribution financial messages will continue to increase, brand messaging will continue to support top line growth, margins will increase, ROI data will help encourage the adoption of the Company's cloud-based EHR channels by potential clients, further improvements in cost of sales percentage in future quarters, operating expense as a percentage of revenue to continue to decrease, continued growth in 2018 and the Company's estimation of the total available market. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, or contemplated by, or underlying forward-looking statements. Risks and uncertainties to which forward-looking statements are subject and could affect our business and financial results are included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2017. This form is available on the Company's website and on the SEC website at SEC.gov.

Before we end today's conference, I would like to remind everyone that this call will be available for replay starting later this evening through March 20th. Please refer to today's press release for dial-in replay instructions available via the Company's website at www.optimizerx.com.

Thank you for joining us today. This concludes today's conference call. You may now disconnect.

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